Exhibit 10.5

VINTAGE WINE ESTATES, INC.

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

(Non-Employee Directors)

Vintage Wine Estates, Inc. (the "Company") has granted to the Participant the number of Restricted Stock Units ("RSUs") set forth below under the Vintage Wine Estates, Inc. 2021 Omnibus Incentive Plan (the "Plan"). The RSUs are subject to all of the terms and conditions in this Notice of Grant of Restricted Stock Units (this "Grant Notice"), in the Restricted Stock Units Agreement attached hereto (the "Agreement") and in the Plan. Capitalized terms used, but not otherwise defined, in this Grant Notice will have the meanings given to such terms in the Plan, and the Plan and the Agreement are hereby incorporated by reference into this Grant Notice. If there are any inconsistencies between this Grant Notice or the Agreement and the Plan, the terms of the Plan shall govern.

Participant:	(the "Participant")
Type of Grant:	Restricted Stock Units
Grant Date:	(the "Grant Date")

Number of RSUs:
Vesting Schedule:

Subject to the conditions set forth in the Agreement, including but not limited to the Participant's continuous service as a Director until the applicable vesting date, the RSUs shall become vested in full on the date that is the one year anniversary of the Grant Date (the "Vesting Schedule").

VINTAGE WINE ESTATES, INC.

Restricted Stock Units Agreement

Vintage Wine Estates, Inc. (the "Company") has granted, pursuant to the Vintage Wine Estates, Inc. 2021 Omnibus Incentive Plan (the "Plan"), to the Participant named in the Notice of Grant of Restricted Stock Units (the "Grant Notice") to which this Restricted Stock Units Agreement is attached (together with the Grant Notice, this "Agreement") an award of Restricted Stock Units as set forth in such Grant Notice, subject to the terms and conditions set forth in this Agreement.

1.
Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.

2.
Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company has granted to the Participant, as of the Grant Date, the number of RSUs set forth in the Grant Notice. Each RSU shall represent the right of the Participant to receive one Share subject to and upon the terms and conditions of this Agreement.

3.
Restrictions on Transfer of RSUs. Subject to Section 14 of the Plan, neither the RSUs evidenced hereby nor any interest therein or in the Shares underlying such RSUs shall be transferable prior to payment to the Participant pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution. Further, during the period commencing on the Grant Date and ending on December 7, 2022, the Participant agrees that the Participant will not Transfer any Shares issued or transferred to the Participant pursuant to this Agreement. For purposes of the second sentence of this Section 3, "Transfer" means to (i) sell, offer to sell, contract or agree to sell, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

4.
Vesting of RSUs.

(a)
The RSUs shall vest in accordance with the Vesting Schedule set forth in the Grant Notice (the period from the Grant Date until the applicable vesting date, the "Vesting Period"). Any RSUs that do not so become vested will be forfeited, including, except as provided in Section 4(b) or Section 4(c) below, if the Participant ceases to serve as a Director for any reason prior to the end of the Vesting Period.

(b)
Notwithstanding Section 4(a) above, the RSUs shall become vested in full and payable to the Participant pursuant to Section 5 hereof if, prior to the end of the Vesting Period, the Participant dies or becomes disabled (as reasonably determined by the Board).
(c)
Notwithstanding Section 4(a) above, in the event of a Change of Control that occurs prior to the end of the Vesting Period, Section 17(c) of the Plan shall apply to the RSUs.

5.
Form and Time of Payment of RSUs.

(a)
Payment for the RSUs, after and to the extent they have become vested, shall be made in the form of Shares. Payment shall be made as soon as administratively practicable following (but no later than thirty (30) days following) the date that the RSUs become vested pursuant to Section 4 hereof.

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(b)
Except to the extent provided by Code Section 409A and permitted by the Board or the Committee, no Shares may be issued to the Participant at a time earlier than otherwise expressly provided in this Agreement.

(c)
The Company's obligations to the Participant with respect to the RSUs will be satisfied in full upon the issuance of Shares corresponding to such RSUs.

6.
Voting and Other Rights.

(a)
The Participant shall have no rights of ownership in the Shares underlying the RSUs and no right to vote the Shares underlying the RSUs until (subject to Section 3 hereof) the date on which the Shares underlying the RSUs are issued or transferred to the Participant pursuant to Section 5 above.

(b)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future, and the rights of the Participant will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.
Adjustments. The number of Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 17(a) of the Plan.

8.
Taxes. The Participant will be solely responsible for the payment of all taxes that arise with respect to the granting and payment of the RSUs, including the payment of any Shares.

9.
Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.
Compliance With Code Section 409A. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Code Section 409A. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without the consent of the Participant). Notwithstanding the foregoing, the Company is not guaranteeing any particular tax outcome, and the Participant shall remain solely liable for any and all tax consequences associated with the RSUs.

11.
Interpretation. Any reference in this Agreement to Code Section 409A will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

12.
No Right to Future Awards or Continued Service as a Director. The grant of the RSUs under this Agreement to the Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Agreement shall confer upon the Participant any right to continued service as a Director.

13.
Relation to Other Benefits. Any economic or other benefit to the Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any

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other compensatory arrangement maintained by the Company or any of its Subsidiaries.

14.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the Participant's rights with respect to the RSUs without the Participant's written consent, and the Participant's consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Code Section 409A or Section 1OD of the Exchange Act.
15.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.
Relation to Plan. The RSUs granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

17.
Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant's participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant's consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on line or electronic system established and maintained by the Company or another third party designated by the Company.
18.
Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of California, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

19.
Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company.

20.
Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

21.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year indicated below.

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VINTAGE WINE ESTATES, INC.
By:
Name:
Title:
Date:
Participant Acknowledgment and Acceptance
By:
Print Name:
Date:

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